Nielsen Global President John Lewis Joins Rocket Fuel Board of Directors

Lewis Chosen for Experience Creating Value for Marketers Through Consumer Insights

REDWOOD CITY, Calif., Jan. 21, 2016 - Rocket Fuel (NASDAQ: FUEL), a leading Programmatic Marketing Platform provider, today announced that John Lewis, global president of Nielsen, has joined its board of directors, effective January 19, 2016.

“As Nielsen’s leader, John has extremely valuable experience with strengthening brands through a deep understanding of consumers. I’m thrilled to have this incredibly relevant expertise on our Board as we fulfill Rocket Fuel’s mission to score every moment of influence for our customers,” said Randy Wootton, CEO of Rocket Fuel. “John’s experience is especially valuable to Rocket Fuel as we continue extending our Moment Scoring™ technology to TV so that marketers can understand and predict the value of each moment to a consumer and create a meaningful experience with their brand.”

As global president at Nielsen, Lewis has been responsible for running the Nielsen Buy business and overseeing all global regions. In prior roles, Lewis was responsible for Nielsen’s Watch and Buy growth strategy in Latin America, as well as managing the business performance and strategic direction of Nielsen Buy in North America. In the North America role, he transformed the company’s go-to-market approach, contributing to greater growth and client success.

“I am honored and excited to join the Rocket Fuel Board,” said Lewis. “This company is one of the leading global enterprises with a unique ability to ‘score the moment’ by using big data in real-time, predictive ways to drive better connections between brands and consumers.”

In addition to his Nielsen tenure, Lewis was president and CEO of Knowledge Networks, a venture-backed marketing information company, and he was president and CEO of SMS Technology, an innovative venture-backed provider of packaging to the consumer packaged goods industry. Lewis holds a masters of business administration degree from Northwestern University's Kellogg School of Management and an undergraduate degree in political science from Princeton University.

Lewis succeeds John Gardner, managing partner of Nokia Growth Partners, who departed the Rocket Fuel board, effective January 19, 2016, having served on the board since July 2011.

“We thank John Gardner for his many contributions in helping us build Rocket Fuel,” said Monte Zweben, executive chairman of Rocket Fuel’s board. “We appreciate the early investment of Nokia Growth Partners and John’s keen insight that our ability to continuously learn would yield superior campaign performance and ultimately revolutionize marketing. We wish him continued success.”

About Rocket Fuel
A leading Programmatic Marketing Platform provider, Rocket Fuel (NASDAQ: FUEL) offers brands, agencies, and platform partners managed services, as well as a SaaS-based Data Management Platform (DMP) and Demand Side Platform (DSP), to optimize performance, awareness, and lift across marketing objectives, channels and devices. By applying artificial intelligence at big data scale, Rocket Fuel’s Moment Scoring™ technology performs a real-time calculation of each ad opportunity based on a marketer’s goal to determine the likelihood a consumer will engage in a desired action. Moment Scoring goes beyond 1:1 marketing by learning to predict what marketing actions to take with a campaign at a precise moment in time, which results in a much more efficient use of marketing dollars. Rocket Fuel serves 96 of the Ad Age 100, three of the top five agency holding company trading desks, and partners with some of the world’s leading CRM platforms, marketing platforms and systems integrators. Headquartered in Redwood City, California, Rocket Fuel has more than 20 offices worldwide.

Media Contact:
Kristin Holloway
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